FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-08

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: 09/14/16 15:56:59

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-LC24 - PUBLIC NEW ISSUE **IO PRICE GUIDANCE** $918.608 MM FIXED-RATE CMBS OFFERING

LEAD MANAGERS & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: ACADEMY SECURITIES, INC. AND DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	~PROCEEDS($MM)	GUIDANCE
X-A	AAAsf/AAA(sf)/Aaa(sf)	731.750	89.1	T+235
X-B	A-sf/AAA(sf)/NR	186.858	12.0	T+235

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	49.655	N/A	N/A	N/A	N/A
D	BBB-sf/BBB-(sf)/NR	49.655	7.375%	9.96	57.8%	12.7%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,045,358,264
NUMBER OF LOANS:	91
NUMBER OF PROPERTIES:	128
WA CUT-OFF LTV:	62.4%
WA BALLOON LTV:	54.3%
WA U/W NCF DSCR:	2.00x
WA U/W NOI DEBT YIELD:	11.8%
WA MORTGAGE RATE:	4.486%
TOP TEN LOANS %:	38.0%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	358
WA SEASONING (MOS):	2

LOAN SELLERS:	LCF(39.7%), WFB(34.6%), RMF(19.2%), NCB(6.6%)

TOP 3 PROPERTY TYPES:	OFFICE (24.3%), RETAIL (23.6%), MULTIFAMILY (18.8%)

TOP 5 STATES:	NY(15.6%), TX(14.7%), VA(10.2%), CA(8.7%), GA(6.5%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE CMBS B-PIECE HOLDCO IV, L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	LATE WEEK OF 9/12
ANTICIPATED SETTLEMENT:	SEPTEMBER 29, 2016

ROADSHOW
MINNEAPOLIS, BREAKFAST:	WED, 9/7 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD:	WED, 9/7 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	WED, 9/7 @ 12:00PM ET, THE LANGHAM
DES MOINES:	WED, 9/7 @ 1:30PM CT, THE DES LUX HOTEL
NEW YORK 1x1's:	THURS, 9/8

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WFCM2016LC24 FINAL LINK: http://www.netroadshow.com/nrs/wp/default.html?show=3a7b04

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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